Exhibit 99.1

Contact:	Todd Flowers

Investor Relations

(502) 596-6569

KINDRED COMPLETES SALE OF 12 LTAC HOSPITALS TO CURAHEALTH,

ADVANCING LTAC PORTFOLIO OPTIMIZATION STRATEGY

LOUISVILLE, Ky. (October 3, 2016) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that it has completed its previously announced agreement to sell 12 long-term acute care (“LTAC”) hospitals (the “Hospitals”) for $27.5 million to a group of entities operating under the name “Curahealth,” which are affiliates of a private investment fund sponsored by Nautic Partners, LLC (“Nautic”). The Hospitals have a total of 783 licensed beds in Arizona, Louisiana, Massachusetts, Oklahoma, Pennsylvania and Tennessee.

Benjamin A. Breier, President and Chief Executive Officer of Kindred, commented, “We are pleased to complete the sale of 12 LTAC hospitals to Curahealth, as this transaction creates both strategic and financial value for Kindred. Optimizing our LTAC hospital portfolio is a key element of our LTAC criteria mitigation strategy and this transaction significantly advances that strategy. Nautic has a proven track record of success in the healthcare sector and will be a strong partner for these hospitals and the communities they serve.”

For the full fiscal year 2016, Kindred expects that the Hospitals will generate combined revenues of approximately $215 million and earnings before interest, income taxes, depreciation and amortization (“EBITDA”) at approximately breakeven. The Hospitals have $14 million of annual aggregate rent expense.

Kindred realized approximately $21 million of cash proceeds from this sale, subject to post-closing adjustments, with the remainder of the purchase price to be paid upon satisfaction of financial and other post-closing conditions. As previously announced, the Company amended various master lease agreements with Ventas, Inc. (“Ventas”) (NYSE:VTR) in April 2016 in connection with the proposed transaction with Curahealth. The transactions with Curahealth and Ventas are also expected to generate future cash income tax benefits for Kindred of approximately $37 million. Kindred anticipates reporting pretax charges of approximately $54 million related to the Ventas lease amendments and approximately $45 million to $55 million related to the transaction with Curahealth within fiscal 2016, of which approximately $8 million was recorded during the six months ended June 30, 2016.

“We are excited to complete this transaction with Kindred and look forward to providing high-quality healthcare to existing and future patients in the markets these hospitals serve,” said Chester Crouch, Chief Executive Officer of Curahealth.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, the Company’s ability to realize the anticipated proceeds and benefits from these transactions, all statements regarding the Company’s expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, government investigations, regulatory matters, and statements containing the words such as “anticipate,” “approximate,”

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680 South Fourth Street    Louisville, Kentucky 40202

502.596.7300      www.kindredhealthcare.com

Kindred Completes Sale of 12 LTAC Hospitals to Curahealth, Advancing LTAC Portfolio Optimization Strategy

October 3, 2016

“believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, product or services line growth, and expected outcome of government investigations and other regulatory matters, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of the Company based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Non-GAAP Measure

EBITDA: The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization, and believes that the presentation of EBITDA is useful to the investors because creditors, securities analysts and investors use EBITDA as a measure of earnings used to compare the performance of companies in the healthcare and other industries.

EBITDA is a non-GAAP financial measure. Expected full fiscal year 2016 EBITDA for the Hospitals is provided only on a non-GAAP basis, because of the inherent difficulty of forecasting the timing or amount of items that would be included in income from continuing operations, which is the most comparable GAAP financial measure. As a result, a reconciliation of the expected full fiscal year 2016 EBITDA for the Hospitals to income from continuing operations is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-90 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At June 30, 2016, Kindred through its subsidiaries had approximately 101,800 employees providing healthcare services in 2,684 locations in 46 states, including 97 transitional care hospitals, 19 inpatient rehabilitation hospitals, 92 nursing centers, 19 sub-acute units, 617 Kindred at Home home health, hospice and non-medical home care sites of service, 105 inpatient rehabilitation units (hospital-based) and contract rehabilitation service businesses which served 1,735 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for seven years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues based upon Kindred consolidated revenues for the twelve months ended June 30, 2016.

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